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                                                                   Exhibit 3.2


                  CERTIFICATE OF DESIGNATION, PREFERENCES AND
                               RIGHTS OF SERIES A
                         PARTICIPATING PREFERENCE STOCK

                                       OF

                         DREYER'S GRAND ICE CREAM, INC.


Pursuant to Section 151 of the General Corporation Law of the State of Delaware

         We, T. Gary Rogers, Chairman of the Board and Chief Executive Officer, and Edmund R. Manwell, Secretary, of Dreyer's Grand Ice Cream, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware, in accordance with the provisions of Section 103 thereof, DO HEREBY CERTIFY:

         That pursuant to the authority conferred upon the Board of Directors by the Certificate of Incorporation of the said Corporation, the said Board of Directors, on May 6, 1987, adopted the following resolution creating a series of one hundred and fifty thousand (150,000) shares of Preference Stock designated as Series A Participating Preference Stock.

         RESOLVED, that pursuant to the authority vested in the Board of Directors of this Corporation in accordance with the provisions of its Certificate of Incorporation, a series of Preference Stock of the Corporation be and it hereby is created, and that the designation and amount thereof and the voting powers, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof are as follows:

SECTION  1.      Designation and Amount.
                 -----------------------
         The shares of such series shall be designated as "Series A Participating Preference Stock" and the number of shares constituting such series shall be one hundred and fifty thousand (150,000).

SECTION  2.      Dividends and Distributions.
                 ----------------------------
         The holders of shares of Series A Participating Preference Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, dividends or distributions payable in like kind and on the same date(s) each year as dividends or distributions declared on the Common Stock, par value $1.00 per share, of the Corporation (the "Common Stock") (each such date being referred to herein as a "Dividend Payment Date"), commencing on the first Dividend Payment Date after the first issuance of a share or fraction of a share of Series A Participating Preference Stock, in an amount per share (rounded to the nearest cent) equal to (subject to the provision for adjustment hereinafter set forth) 100 times the aggregate per share amount of all cash dividends, and 100 times the aggregate per share amount

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(payable in kind) of all non-cash dividends or other distributions other than a dividend payable in shares of Common Stock (by reclassification or otherwise), declared on the Common Stock. In the event the Corporation shall at any time after May 6, 1987 (the "Rights Declaration Date") (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the amount to which holders of shares of Series A Participating Preference Stock were entitled immediately prior to such event under the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

SECTION  3.      Voting Rights.
                 -------------
         The holders of shares of Series A Participating Preference Stock shall have the following voting rights:

                 (A) Subject to the provision for adjustment hereinafter set forth, each one one-hundredth of a share of Series A Participating Preference Stock shall entitle the holder thereof to one vote on all matters submitted to a vote of the stockholders of the Corporation. In the event the Corporation shall at any time after the Rights Declaration Date (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the number of votes per share to which holders of shares of Series A Participating Preference Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction, the numerator of which is the number of share of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

                 (B) Except as otherwise provided herein or by law, the holders of Series A Participating Preference Stock and the holders of shares of Common Stock shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.

                 (C) Holders of Series A Participating Preference Stock shall have all of the same voting rights and their consent shall be required for taking any corporate action to the same extent as the holders of Common Stock.

SECTION  4.      Reacquired Shares.
                 -----------------

         Any shares of Series A Participating Preference Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preference Stock and may be reissued as part of a new series of

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Preference Stock to be created by resolution or resolutions of the Board of
Directors, subject to the conditions and restrictions on issuance set forth herein.

SECTION  5.      Liquidation, Dissolution or Winding Up.
                 --------------------------------------

                 (A) Upon any voluntary liquidation, dissolution or winding up of the Corporation, distribution shall be made to the holders of shares of the Series A Participating Preference Stock at the same time as, and with equal priority to the holders of shares of Common Stock. Holders of Series A Participating Preferred Stock and holders of shares of Common Stock shall receive their ratable and proportionate share of the assets to be distributed in the ratio of 100 (as appropriately adjusted as set forth in subparagraph B below to reflect such events as stock splits, stock dividends and recapitalizations with respect to the Common Stock (such number, the "Adjustment Number")) to 1 with respect to such Preference Stock and Common Stock, on a per share basis.

                 (B) In the event the Corporation shall at any time after the Rights Declaration Date (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the Adjustment Number in effect immediately prior to such event shall be adjusted by multiplying such Adjustment Number by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event, and the denominator of which is the number of share of Common Stock that were outstanding immediately prior to such event.

SECTION  6.      Consolidation, Merger, etc.
                 --------------------------

         In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the shares of Series A Participating Preference Stock shall at the same time be similarly exchanged or changed in an amount per share (subject to the provision for adjustment hereinafter set forth) equal to 100 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the Corporation shall at any time after the Rights Declaration Date
(i) declare any dividend on Common Stock payable in shares of Common Stock,
(ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series A Participating Preference Stock shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

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SECTION  7.      No Redemption.
                 -------------

         The shares of Series A Participating Preference Stock shall not be redeemable.

SECTION  8.      Amendment.
                 ---------

         The Certificate of Incorporation of the Corporation shall not be further amended in any manner which would effect a change in the rights of the holders of Series A Participating Preference Stock, but which would not effect a corresponding and proportionate change in the rights of the holders of Common Stock, without the affirmative vote of the holders of a majority or more of the outstanding shares of Series A Participating Preference Stock, voting separately as a class. It is the intent of this Section 8 that the rights of a holder of one one-hundredth of a share of Series A Participating Preference Stock set forth herein shall be and remain identical to the rights of a holder of one share of Common Stock.

SECTION  9.      Fractional Shares.
                 -----------------

         Series A Participating Preference Stock may be issued in fractions of a share which shall entitle the holder, in proportion to such holder's fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series A Participating Preference Stock.

         IN WITNESS WHEREOF, we have executed and subscribed this Certificate and do affirm the foregoing as true under the penalties of perjury this 5th day of June [1987].


                                                       T. GARY ROGERS


                                                       /s/ T. Gary Rogers
                                                       -------------------------
                                                       T. Gary Rogers
                                                       Chairman of the Board and
                                                       Chief Executive Officer




ATTEST:

EDMUND R. MANWELL


/s/ Edmund R. Manwell
---------------------
Edmund R. Manwell
Secretary

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